Exhibit 11.1

CODE OF ETHICS AND CONDUCT

Index:

Purpose	3
How we want to develop our activity	3
Our values	3
We act with Integrity:	5
We do the right thing	5
We hope you make your-voice heard and that your complaints are made in good faith	5
Designated reporting channels	5
Zero tolerance for bribery and corruption	5
Political contributions	6
Interaction with the public sector	6
Conflict of interest	6
Undue influence for personal benefit	6
Gifts, presents and hospitality	6
Reliable reporting and accounting records	7
Protection and reasonable use of company resources	7
Knowing our business partners	7
We create value:	8
Energy in teamwork	8
Leadership attributes guidelines	8
Guidelines for decision-making when facing an ethical challenge	8
We prioritize safety:	8
Our culture of safety, occupational health and environmental protection	8
Maintain the workplace safe and protected	9
Confidentiality and data protection	9
Use of email and IT tools	9
Security and protection of privacy in the workplace	10
Protection of our employees’ privacy	10
Insider information	10
We are committed to sustainability	10
We focus on the client:	11
Focus on the client	11
Protection of our clients’ privacy	11
Responsible advertising	11
We value gender equality and diversity:	11
Strength through diversity	11
Ensuring the workplace is a respectful and harassment-free environment	11
Responsibility in external communications	12
Speaking on behalf of the company	12

Responsible use of social media and other media	12
Measures applicable in case of non-compliance	12
Ethics Committee	12
Compliance	13
Final words	13
ANNEX: YPF S.A. INTERNAL REGULATIONS FOR CONDUCT IN THE CAPITAL MARKETS	13

2

PURPOSE

Our Code of Ethics and Conduct (this “Code”) contains values, principles and rules that will guide us as we adapt to the new and complex realities of the market and to the challenges facing our organization, as well as the different environments where we operate.

The purpose of this Code is to communicate our company’s beliefs and standards as we build a corporate culture of integrity, based on ethical values essential to the maintenance of an economically viable and sustainable business. This Code will also guide us towards an understanding of the policies and principles that define how we want to do business, in making decisions consistent with such principles and in being informed on the conduct that we expect as a company

This Code applies to all of us at YPF (employees and directors), as well as YPF´s subsidiaries, wholly-owned companies, its respective contractors, subcontractors, suppliers, consultants, and other “business partners” and their respective members who carry out business with our company, whether directly or on behalf of us and on our account.

Business activities firmly supported in ethics, integrity and transparency are vital for our company. All of us who are part of YPF and our business partners are critical in developing our activities. Therefore, we require everybody to comply with the applicable laws, the respect for Argentine and internationally-recognized human rights and the standards established in this Code.

This document highlights our individual and collective responsibilities how we want to put our values into practice every day, in every action we perform, with the full conviction that doing the right thing is not only what makes a difference, but that this is also the only way in which to act.

HOW DO WE WANT TO DEVELOP OUR ACTIVITY?

A Code of Ethics and Conduct is much more than a compilation of rules and regulation. It is a way of expressing how we want to embody our values and develop our activity. Thus, our intention is not to list all the possible situations that may arise in the professional field. In other words, this does not replace our responsibility and good judgment upon, on a daily implementing the principles, values and standards contained in this Code.

Our Values

❖       We act with integrity: We work ethically, transparently and honestly. We share accurate and reliable information. We are responsible and honor our commitments.

❖       We create value: We deliver results in an efficient and sustainable way. We are innovative and agile, continuously improving our processes. Teamwork and professionalism are essential in obtaining results.

❖       We prioritize safety: We protect people and their environment. We look after the company’s information, assets and reputation.

❖       We are committed to sustainability: We understand the three dimensions of sustainable energy development: economic, social and environmental.

❖       We focus on the client: We aim to get to know and understand the needs of our customers, and add value to them with comprehensive, economically- viable energy solutions, through quality products and services. We continually strive to evolve and offer better experiences.

❖       We value gender equality and diversity: We respect the characteristics that make us unique as people, promoting plurality and inclusion as the pillars of the company’s success and of the full development of its members.

❖       We act with Integrity: We work ethically, transparently and honestly. We share accurate and reliable information. We are responsible and honor our commitments.

We do the Right Thing

Having integrity means doing the right thing, in line with the highest ethical standards.

Integrity is the guiding principle through which we interpret and embody all of the values in our Code.

We respect and comply with the laws, rules and regulations that apply to the company by virtue of the activities we carry out.

We share information necessary for decision-making and also for whatever needs to be reported, whether internally or externally.

At YPF we commit to listening to you and maintaining the confidentiality of your complaint.

We hope you will make yourself heard and that your complaint is in good faith.

Whatever our role or function, we all share the duty and obligation to make ourselves heard when dealing with behavior or a situation that doesn’t seem right.

YPF guarantees security, confidentiality, the choice to remain anonymous and that no type of retaliation will arise in the development of labor and/or contractual relationships of those using the Ethics Hotline in good faith.

There are various channels or available means for you to make your voice heard and file your complaint

- In person: have a conversation with your superior, a representative from Human Resources, from Internal Auditing or the Compliance department.

- File a complaint using the Ethics Hotline, whether online, by phone, or in an email to the Ethics Committee. Find information regarding the toll-free complaints number, the complaints links and the Ethics Committee email by visiting the Ethics Space web site at http: //y-net/Paginas/Espacio-Etico-.aspx.

Zero Tolerance for Bribery and Corruption

At YPF we are committed to conducting our business and activities with transparency. YPF does not, under any circumstance, consent to the offer, delivery or receipt of bribes, favors, or any other form of corruption. We have Zero Tolerance for Corruption.

Corruption can take on many forms and includes the offer, delivery, and/or receipt of something of value and/or any kind of benefit to influence a decision or attitude so as to give or receive an undue advantage.

At YPF, facilitation payments made to public officials or any administrative action undertaken to ensure, advance or accelerate a particular routine public procedure or action, independent of how much is involved, are also prohibited.

We all have the responsibility and obligation to comply with our anti-corruption standards and the different laws and regulations governing the matter, and we also have the obligation to reject and report any deed or event involving corruption.

We require all our business partners to adhere to and comply with our anti-corruption policy.

Examples of corruption: If you know about or find yourself involved in any of these situations, report it using the channels available:

●       Speed up the provision of a services certification in exchange for an undue benefit.

●        Pay or advance payment to an inspector so that they overlook insufficient procedures.

●       Pay customs agents so that consumables lacking the proper customs documentation can enter our country and be used in our operations.

Political Contributions

The financing of electoral campaigns and/or contributions to political parties in all forms is strictly prohibited.

Using company funds or resources, whether directly or indirectly, to help finance political parties, political campaigns, political candidates or their associates, is strictly prohibited.

Interaction with the Public Sector

Our company interacts with the public sector exclusively according to our standards and principles, and only through the departments and persons authorized to do so.

Conflict of Interest

A conflict of interest occurs when a direct or indirect personal interest (a personal situation, such as a family or romantic relationship, friendship, or a relationship based on a shared activity, or any other type of circumstance) has the potential to affect our objectivity or independent judgment in the course of our activities at the company, making it difficult to act in the best interests of YPF.

Employees and directors should refrain from getting involved in situations that could give rise to a conflict of interest. Similarly, employees and directors may not carry out commercial or professional activities in parallel to those they perform for YPF that, in some way, compete directly or indirectly with our company’s business.

If you have a conflict of interest or believe that you may be facing a situation that could involve or lead to one, whether current or potential, you must complete the Conflict of Interest Declaration and send it to the Compliance department.

If you have any doubt about a possible conflict of interest, contact the Compliance department.

Directors should report a conflict of interest, whether current or potential, or any doubt regarding the existence of a conflict of interest situation, to the Audit Committee.

Bear in mind that you must:

- Inform the company about the direct or indirect involvement of your relatives with YPF’s supplier companies, clients, competitors, contractors and/or subcontractors.

- Abstain from making recommendations for YPF to do business with any company where you might have a personal interest, whether direct or indirect.

Some examples that could create a conflict of interest and should be reported:

- Financial interests: you, or a member of your family, are shareholders, partners or employees of a company that does business with YPF, or is one of its suppliers, or a client or a competitor.

- Relationships: if you have a close personal relationship, including but not limited to family, friends, or a romantic relationship, with anyone working for a competitor, seller, client or supplier of YPF, or with another employee of the company reporting to you or to whom you report directly or indirectly.

Undue Influence for Personal Benefit

Do not use your authority, the influence associated with your position, or YPF information and/or resources for personal benefit, whether directly or indirectly.

Gifts, Presents and Hospitality

The promise, delivery and acceptance of gifts may well be part of building a business relationship. However, sometimes it may be difficult to be objective about the people providing such gifts and impartiality is lost in said relationship leading to abuses that may favor situations of corruption or conflict of interest or cause the appearance of a conflict of interest.

It’s important to do the right thing and set an example with our actions. The decisions we take regarding our business relationships with third parties should be based on objective factors, such as cost, quality, value, compliance with deadlines, and service, among others.

If we decide to make or receive business or corporate gifts, these must not exceed the value of US$100 (one hundred United States dollars), or their equivalent in local currency, per year by source. However, no gifts or hospitality should be accepted or made, even for a lower amount, when one’s objectivity or business, professional or administrative relationship could be affected.

We should return any and every gift whose market value exceeds US$100 (one hundred United States dollars), or its equivalent in local currency or when it affects one’s objectivity as mentioned above. If the gift can’t be returned, it should be forwarded to the YPF Foundation.

Invitations to attend business events, conventions, conferences, commercial presentations or technical courses must be authorized by senior management as well as by the Compliance department, in case that the aforementioned value is exceeded.

Gifts may not be made to public officials, unless these are courtesy gifts or required by diplomatic custom and have been duly authorized by senior management and the Compliance department. An adequate record of such gifts must be kept.

Reliable Accounting and Reporting Records

We must disseminate truthful, verifiable and reliable information about our management activities and communicate this information clearly, both internally and externally. Therefore, we must therefore take the necessary measures to ensure the transparency of information and the conditions of security and integrity at all levels.

All YPF transactions, including the breakdown of the information required by accounting standards, must be accurately and reliably reflected in the measurement and accounting records, daily reports and ledger systems, in accordance with current legal provisions.

Protection and Reasonable Use of Company Resources

We are all responsible for the proper use of YPF assets, and we share the obligation to protect them against misuse, abuse, sabotage or loss. Our assets also include YPF’s corporate image and reputation.

In the course of our work, we have access to YPF resources to help us to develop our activity, which take different forms: physical, electronic, financial, and intangible.

These resources include, among other, computers, Internet access, email, data bases, industrial secrets, software, tools, equipment, company vehicles or corporate credit cards. YPF reserves the right to control and monitor the use of assets assigned in accordance with the provisions established in current regulations.

We must look after the assets YPF assigns to us for use in developing processes, businesses and projects, adopting criteria and preventive actions to ensure their safe custody and integrity.

In case company members have to make trips and/or incur expenses for representing the company, these must be consistent with our business purposes.

Knowing our Business Partners

Clients, vendors, suppliers, contractors or other business partners with whom we interact can often create responsibility or co-responsibility for our company. We must know our business partners well. When contracting a business partner, we should evaluate their integrity, therefore we should follow third-party contracting program making clear what is acceptable and what is not permitted at YPF.

When conducting business with our company, our business partners must comply with the applicable laws, with our Code, and our corporate policies, including, but not limited to, our anti-corruption standards nationally and internationally-recognized human rights principles, and adhere to and comply with our ethical requirements consistent with our standards of integrity.

❖            We create value: We deliver results in an efficient and sustainable way. We are innovative and agile, continuously improving our processes. Teamwork and professionalism are essential in order to obtain results.

Energy in Teamwork

At YPF we understand that when we work as a team it enhances our energy. This is how we obtain results in an efficient and sustainable way, with a professional approach. We know that our business resides in the development of our people and in collaborative work. We seek to achieve a work environment where respect, trust and good faith prevail. We are innovative and agile in our search for the continuous improvement of our processes.

Therefore, in everything we do, each one of us must adopt a leadership attitude commensurate with this Code, paving the way for doing the right thing. Each member of the company must exercise their responsibility and initiative both individually and jointly.

Leadership Attributes Guidelines

●	Know and apply this Code, as well as our corporate policies and our resources when taking decisions and/or identifying problems.

●	Transmit our knowledge, experience and good practices throughout the organization.

●	Ask for help, advice and if necessary, make yourself heard.

●	Delegate to others on the basis of sound criteria and ensure they then take responsibility for their actions.

●	Report undesirable or unethical behavior, as well as cases of non-compliance with the law, this Code, and our corporate policies.

Guidelines for Decision-making When Facing an Ethical Challenge

●	Would I feel comfortable if this situation were aired in the media or on social networks?

●	Is it legal and consistent with the company’s policies and the spirit of their letter?

●	Am I acting for the good of the company?

●	Would I be proud of this decision if it were known by someone I respect, or by my family or friends, my co-workers and colleagues?

●	Have I evaluated in detail all the risks associated with this decision in detail?

❖            We prioritize safety: We protect people and their environment. We look after the company’s information, assets and reputation.

Our Culture of Safety, Occupational Health and Environmental Protection

At YPF we provide and demand the highest standards in terms of health care, our people’s safety, and that of our facilities and surroundings, as well as the preservation of the environment, in addition to the processes involved in our operations, facilities and services. We make a point of communicating this principle throughout our organization as well as transmitting it to our business partners.

We train, commit and monitor all levels of the organization to manage risks and impacts, and ensure everyone complies with our standards and associated regulations, all the while seeking continuous improvement.

We must all know, understand, and comply with our company’s policies, rules and safety standards as well as their respective protocols, so that we can help prevent accidents, harm to health, environmental damage, or a negative impact on local communities. The violation of these rules may result in damage to your person, your colleagues, third parties or company property.

Maintain the Workplace Safe and Protected

Any behavior that could put employees at risk is prohibited, including violent acts, threats or other forms of intimidation. Weapons and firearms, as well as forbidden substances, are not permitted at our company’s facilities.

If you feel threatened, if you observe threatening behavior, or if you have knowledge that there is a weapon or forbidden substances on our premises, you must immediately report this to your boss, any Human Resources representative, and the Physical Security Department.

Confidentiality and Data Protection

At YPF we understand that information is a key asset for the development of our activity. The company’s Information Security Policy has been designed to preserve the integrity, availability and confidentiality of information by ensuring it is correctly identified and classified, in order to avoid its exposure, loss and/or corruption. All information owned or controlled by the company that is of a non-public nature should be considered to be restricted.

We must maintain the confidentiality of all of the information accessed in the course of our daily activities at YPF. For example, information about YPF’s plans, investments, objectives, projects and strategic activities, technical, geological or IT knowledge, results and statistics, should not be disclosed to third parties, unless YPF has expressly issued prior authorization in writing in accordance with current rules and regulations. Similarly, we should refrain from talking about confidential issues when in public places (such as restaurants, elevators and public transport).

All information, whether that of our clients, employees or any third party, accessed due to our professional activity, is confidential. It should be kept private and the necessary measures must be adopted to collect, store and access these data in accordance with the applicable regulations in order to avoid undue access.

In the case of legal requirements (such as requests for information or judicial summons) the Legal Services department is charged with representing the company as required in order to safeguard the company’s information.

Any who cease work with YPF may not use any kind of confidential or privileged information obtained during their employment. They are strictly prohibited from disseminating such information according to legal standards and the provisions established in labor and/or contractual agreements. Any work developed for YPF is the company’s exclusive property. Any property of YPF in your possession when you cease activity with the company must be returned immediately.

Use of Email and IT Tools

Electronic mail and IT are work tools to be used in a responsible manner for the development of our work functions, in the full understanding of the risks incurred by their incorrect use.

Security and Protection of Privacy in the Workplace

If you are using company networks or systems, regardless of the device, you should know that any information you send or receive is not personal information. All information produced by and stored on YPF assets and systems is considered property of the company. Therefore, YPF reserves the right to access, download, print, inspect, copy or disclose information at any time and without prior notice, in accordance with current legislation.

Protection of our Employees’ Privacy

Information about our employees is confidential and should only be supplied to people who have been expressly authorized to handle it. This type of information should never be shared, unless you are sure it is appropriate in line with our policies and current legislation.

Use these principles as a guide:

●              Limit the collection, transfer and disclosure of personal information as indicated in our policies.

●              Protect personal information and follow the conservation and destruction policies established by the company.

Insider Information

If you have information that may affect the trading value of YPF’s securities, or the course of their trading, you must keep this information private. You may not disclose it neither directly nor indirectly, as established by the Internal Code of Conduct of YPF S.A. in the context of the Capital Markets.

Trading YPF’s securities based on nonpublic material information or providing it to third parties is illegal and may give rise to legal action. Therefore, you must comply with the policies and limited period for transactions that could be applicable given the circumstances affecting our company.

❖            We are committed to sustainability: We understand the three dimensions of sustainable energy development: economic, social and environmental.

We are a full servicing energy company, focused on generating affordable and sustainable energy. We are competitive and committed to leading the transition to energy in the country and in the region.

We seek profitable growth with a focus on creating value and making the most of all the energy potential available.

We respect the human rights of all persons in our operations and activities by exercising due diligence in this matter. This involves taking a preventive approach and adopting safeguards in our activities.

We build solid, lasting relationships with the aim of creating value which we share with the communities where we develop our activities, based on recognition, mutual respect and constant dialogue.

Preserving the environment is an integral part of our decision-making processes and business practices. We focus on the efficient and sustainable use of natural resources, seeking to prevent and minimize environmental impacts as we strive to continuously improve our environmental management.

We promote environmental awareness throughout our business activities, complying with the applicable laws, policies, norms and environmental regulations.

Therefore, it is important for you to comply with the company’s commitments to sustainability as established previously.

❖            We focus on the client: We aim to know our customers, understanding their needs and adding value with integral energy solutions, economically viable, through quality products and services. We continually strive to evolve and offer them the best experience possible.

Focus on the Client

The needs of our clients, both external and internal, is our main priority throughout our processes, business areas and products, because this represents the path to our future and helps us evolve as a company. We are convinced that the only way of achieving the most competitive standards for our products and services is to focus our actions on putting the client front and center, in all our activities.

Protection of our Clients’ Privacy

We take all the measures necessary to protect our clients’ information and guard against unauthorized access to their data.

Responsible Advertising

We promote and advertise our products, services and actions within a framework of truthfulness, responsibility and legality. We are committed to a transparent and truthful advertising policy.

❖            We value gender equality and diversity:

We value gender equality: We guarantee that both women and men receive the same treatment and opportunities, with identical conditions and possibilities, including those of economic nature, for persons holding the same jobs. We also project a continuous increase in women participation in the board of directors and senior positions until a balance is reached.

We value diversity: We respect the characteristics that make us unique as people, promoting plurality and inclusion as the pillars of the company’s success and of the full development of its members.

Strength Through Diversity

At YPF, we are committed to ensuring that everyone has access to the same opportunities and receives the same treatment so that they can fulfill their maximum potential as professionals. We promote a work environment that encourages our employees to develop and grow, valuing the broad diversity of their abilities and experiences, and respecting all the characteristics that make us unique as people.

At YPF:

-	We foster an inclusive and trusting environment.

-	We recognize the value lying in each one of us, respecting our differences and enriching ourselves as we listen to different perspectives.

-	We make decisions about hiring, promotion and professional development based on suitability, merit and equal opportunities in an open environment of diversity and inclusion.

Ensuring the Workplace is a Respectful and Harassment-Free Environment

We are committed to ensuring a cordial workplace free from situations of discrimination, abuse or any form of harassment or abusive behavior. Such situations violate the company’s policies and are not allowed.

YPF does not tolerate any form of discrimination, abuse or harassment, or aggravating or abusive behavior.

We encourage our employees to treat each other with respect and avoid situations that may be perceived as inappropriate. For example, do not physically or verbally intimidate other people, do not try to humiliate them, make inappropriate or obscene jokes or comments, and do not show material that is offensive or disrespectful. Make sure to comply with our commitments regarding human rights.

RESPONSIBILITY IN EXTERNAL COMMUNICATION

We communicate in many ways and through different mediums and social network channels, so everything we write or say can affect YPF’s reputation.

Speaking on Behalf of the Company

When we speak on behalf of YPF or its group of companies, we must provide timely, reliable, and accurate public information that is easy to understand.

You may only disclose corporate information if you have express permission to do so and prior confirmation granted by the Company’s Communications department.

If the media contacts you, do not make any statements and refer them to the proper department in our company authorized to deal with them.

Here are some examples of situations where confidential information could be revealed and should not be published on social media or through other mediums:

● Upcoming marketing campaigns.

● Development of new projects or businesses.

● Casual references to your work or work trip plans that involve technical information.

● Reflections on the company’s performance.

● References to pricing policies.

Responsible Use of Social Networks Media and Other Media

Social media platforms are an opportunity to demonstrate the excellence of our businesses and products and strengthen the relationship with our customers. When you post information or an opinion as a YPF employee, you should act with respect, using good judgment and common sense. Never publish confidential information about YPF, its clients or employees, or any opinions that could be attributed to YPF. Your personal social media accounts should be used responsibly. When you publish information or share an opinion on your own behalf, do not use your status as an employee, or any other reference, as this could allow the content published to be attributed to YPF. We must look after our reputation and prevent it from being affected by the improper use of social networks.

MEASURES APPLICABLE IN CASE OF NON-COMPLIANCE

The company may apply disciplinary sanctions in case of the breach of this Code, of the rules and/or policies of our company, current regulations and the law. These sanctions may also imply the termination of employment or the rescission of a contractual relationship, as the case may be, and may also give rise to legal actions as appropriate. Furthermore, if someone in bad faith makes false reports or complaints, and/or lies, or obstructs the investigation of an ethical case, the same sanctions shall be applied.

ETHICS COMMITTEE

Our Ethics Committee was created to oversee the company’s policy so that we achieve the highest standards of quality with regard to the principles and values we promote. Ethics are an integral part of our activities, which is why we care not only about the results we get, but also how we obtain them.

The Committee is composed of six members, which include the Internal Auditor, the Corporate Vice President of Legal Services, the Vice President of Human Resources and the Chief Compliance Officer. The remaining two members are appointed by the Chairman of the Board of Directors of YPF S.A. from those employees working in operational or business areas, to ensure the decision-making process is both fair and comprehensive.

COMPLIANCE

We have an independent and autonomous Compliance department charged with the responsibility of raising people’s awareness of ethics and compliance throughout the organization. This department can provide guidance in understanding the company’s policies, the applicable laws, as well as how to deal with ethical dilemmas.

Final Words

Thank you for taking the time to read and understand our Code.

We ask you that you apply and comply with our Code so that you can be sure that you always make the right decision.

ANNEX: YPF S.A. INTERNAL REGULATIONS FOR CONDUCT IN THE CAPITAL MARKETS

CONTENTS

1. PURPOSE

2. SCOPE OF APPLICATION

3. RULES OF CONDUCT FOR TRADING IN MARKETABLE SECURITIES AND FINANCIAL INSTRUMENTS OF YPF S.A., ITS SUBSIDIARIES AND CONTROLLED ENTITIES

4. PRIVILEGED INFORMATION

5. RELEVANT INFORMATION

6. TRANSACTIONS IN OWN SECURITIES

7. MANIPULATION OF SECURITY PRICES

8. CONFLICT OF INTEREST

9. EFFECTIVE TERM

10. MANDATORY OBSERVANCE

11. BREACH

12. SUPERVISION

1. PURPOSE

1.1. The purpose of these YPF S.A. Internal Regulations for Conduct in the Securities Market (the “Regulations”) is to define the principles and framework of action for directors and employees of YPF S.A. (hereinafter, “YPF” or “the Company”), as well as its statutory auditors and external advisers, in the securities market.

1.2. Subject Persons under these Rules shall likewise comply with current regulations governing each of the markets where YPF is authorized to make public offerings. Subject Persons shall always act in such a way that, both themselves and the Company, strictly abide by these Rules and the regulations governing each market.

1.3. These Regulations incorporate the best practices on the matter, in order to foster transparency and proper market operation and preserve investors’ legitimate interests.

2. SCOPE OF APPLICATION

2.1. Subjective Scope:

Without prejudice to YPF’s obligations as a legal entity in matters pertaining to these Regulations, the following persons are bound to comply with these Regulations (hereinafter, the “Subject Persons”):

a) Members of the governing bodies of YPF, its subsidiaries and controlled entities (the “Directors”);

b) Employees of YPF, its subsidiaries and controlled entities;

c) External advisers, for the purposes provided in Section 4. The term “external adviser” refers to any individual or legal entity rendering consulting, financial, legal, or any other kind of services, to YPF, or its subsidiaries, or controlled entities and, therefore, with access to Privileged Information.

d) Members of the supervisory committee of YPF, and of its subsidiaries and controlled entities (the “Statutory Auditors”).

e) Contractors, subcontractors, vendors and other business partners, and their respective members, who carry out activities or conduct business with YPF, or its controlled entities or subsidiaries, or in the name and on behalf thereof, and have access to Privileged Information for this reason.

2.2. Objective Scope:

These Regulations apply to the following marketable securities, contracts or financial instruments:

a. marketable securities issued by YPF and its subsidiaries and controlled entities, which are traded or whose admission to trading has been requested, on Argentine or overseas securities markets.

b. Financial instruments and contracts of any kind conferring the right to purchase or sell the marketable Securities referred to in a);

c. Financial instruments and contracts of any kind whose underlying assets are the marketable securities referred to in a);

All of the above, the “Marketable Securities”.

3. RULES OF CONDUCT REGARDING THE PURCHASE AND SALE OF MARKETABLE SECURITIES AND FINANCIAL INSTRUMENTS ISSUED BY YPF S.A., AND ITS SUBSIDIARIES AND CONTROLLED ENTITIES

3.1. Initial notice
Any Subject Persons that have subscribed for, purchased or sold —whether in cash or credit—for their own account:

a) shares or marketable securities convertible into shares issued by YPF and/or its subsidiaries, and/or its controlled entities, which are traded, or whose admission to trading has been requested, on capital markets of Argentina or abroad;

b) Financial instruments and contracts of any kind which grant a right to purchase or sell shares, or the marketable securities mentioned in a) above;

c) Financial instruments and contracts of any kind whose underlying assets are shares or the marketable securities mentioned in a) above;

shall notify the Vice-Presidency of Human Resources or the Board of Directors’ Secretary, as the case may be, within fifteen days following the month in which the transaction was made, if they held office as director (regular or alternate), statutory auditor (regular or alternate) and senior manager. The notice shall describe the transactions and indicate the date, quantity and price.

Any non-employee Directors of the Company as well as the Statutory Auditors shall address such notice to the Board of Directors’ Secretary.

The obligation to send this notice is without prejudice to any other obligations set forth in current regulations governing the markets where the Marketable Securities are traded.

3.2. Related Persons
Any transactions made by the following persons related to Subject Persons (hereinafter referred to as “Related Persons”) shall be deemed equivalent to the own-account trading transactions, and therefore, shall be declared:

a)	The Subject Person’s spouse, domestic partner, or any person in an affective relationship similar to marriage.

b)	The Subject Person’s minor children under parental authority;

c)	Any legal entities controlled by the Subject Persons.

d)	Those relatives who live with Subject Persons, or who are under their charge.

e)	Any other individual or legal entity acting on behalf or in the interest of Subject Persons.

Prohibited trading period

Subject Persons shall be prohibited from trading in YPF’s Marketable Securities from fifteen (15) consecutive days prior to the Company’s reporting of its annual and quarterly financial results, to two (2) business days after their publication, when Subject Persons are in possession of YPF’s non-public and material information about its results, i.e. Privileged Information. If Subject Persons are in possession of any other Privileged Information, they shall refrain from trading in YPF’s Marketable Securities as soon as they become aware of such information, until it is officially in the public domain.

4. PRIVILEGED INFORMATION

4.1. Concept of Privileged Information
Privileged Information means any specific information referred, directly or indirectly, to one or several Marketable Securities, or to the issuers thereof, which is not in the public domain and which, if made public or having been made public, may have or has significantly influenced the conditions, or the placement price, or trading of such Marketable Securities.

Information shall be considered to significantly influence the conditions, or the price of said securities, when a reasonable investor would probably make use of that information as one of the elements of the basic motivation for investment decisions.

Information shall be deemed public when it is available to the public in general.

For illustrative purposes, Privileged Information shall be the information which has not been made public and refers to:

-	The financial results of YPF S.A., or its subsidiaries and/or controlled entities, or else unreleased financial statements.

-	Extraordinary changes in said financial results, or modifications of result estimates formerly disclosed to the public.

-	Any forthcoming transactions by the Company, such as capital increase, issuance of securities, or dividend distribution proposals.

-	Mergers, acquisitions, investment decisions or significant divestments of any kind of assets.

-	Any events giving rise to litigation, disputes or penalties with a potential material impact on financial statements.

-	Decisions by authorities prior to their becoming public knowledge.

-	Discoveries of fields or extraordinary field yields.

4.2. Loss of Privileged Information status
Any Privileged Information shall be no longer regarded as such immediately after it is made public.

4.3. Prohibitions
Subject Persons in possession of any kind of Privileged Information, and who are aware or should have been aware of such Privileged Information status, shall refrain from using the Privileged Information to obtain, for themselves or others, any kind of advantage derived from the purchase or sale of Marketable Securities, or from any other transaction related to the public offering system.

They shall refrain from engaging, either for their own account or on behalf of third parties, directly or indirectly, in the following practices:

a. Preparing, facilitating, participating in or performing any kind of market transaction in respect of the Marketable Securities with reference to or based on Privileged Information, for their own benefit or for the benefit of Related Persons or third parties;

b. Disclosing such Privileged Information to third parties, except in the normal course of their work, profession, position or office, subject to the requirements stated herein;

c. Recommending or inducing third parties to purchase, sell or transfer the Marketable Securities, or cause others to purchase, sell or transfer such Marketable Securities, on the basis of Privileged Information.

4.4. Obligation to safeguard Privileged Information

a. Any persons in possession of Privileged Information have the obligation to safeguard it, without prejudice to their duty to report to and cooperate with judicial and administrative authorities under the terms stipulated in the applicable legislation.

b. Any persons in possession of Privileged Information shall also take adequate measures to prevent the misuse or unfair use of that information.

c. Furthermore, in the event of misuse or unfair use of Privileged Information, anyone aware of this fact shall immediately report it to the responsible officer.

4.5. Actions during the evaluation or negotiation of transactions regarded as Privileged Information

4.5.1. Monitoring of Market Prices

The Finance Vice-Presidency shall oversee the market performance of the Marketable Securities, as well as any news published or broadcast by professional reporters of economic information and the media, and which might affect said securities and instruments during the evaluation or negotiation of any kind of legal or financial operation regarded as Privileged Information (hereinafter, the “transaction”).

4.5.2. Public announcement in case of breach of secrecy
In the event of abnormal behavior of trading prices or volumes of Marketable Securities, the Finance Vice-Presidency shall immediately report to the Board Chairman who shall, if necessary and if there are reasonable signs that such behavior is due to premature, partial, or distorted disclosure of the transaction in question, take any pertinent measures to promptly issue a public statement clearly and precisely indicating the status of this ongoing transaction or giving a preview of the information to be released in due course.

4.5.3. Safeguard Measures
Subject Persons shall:

a. Limit access of Privileged Information to the strictly necessary number of persons within the organization or external advisers.

b. Expressly warn recipients of the confidential nature of such information and of the prohibition to use it.

c. Implement security measures for the safekeeping, filing, access, reproduction, and distribution of Privileged Information.

4.6. Compliance with Securities Market Regulations
Subject Persons in possession of Privileged Information shall strictly comply with current Securities Market Regulations where YPF is authorized to make public offerings, as well as with these Regulations and any other applicable provisions in force.

5. RELEVANT INFORMATION

5.1. Concept of Relevant Information
The term “Relevant Information” refers to any fact or situation which, given its significance, may materially affect the placement of the Marketable Securities, their trading or the conduct of the business of YPF, its subsidiaries and/or controlled entities. The concept of Relevant Information also includes any information whose knowledge may reasonably influence an investor to acquire or transfer securities or other financial instruments, with the consequent material effect on their prices on a secondary market.

5.2. Duty to report Relevant Information
YPF hereby undertakes to immediately inform investors through a notice addressed to the National Securities Commission (Comisión Nacional de Valores – CNV) as well as to any pertinent entities according to the markets where YPF’s securities are traded, of any Relevant Information concerning the Company, in compliance with applicable regulations in force. Where appropriate, YPF’s Internal Transparency Committee —created by the Board of Directors and composed by the Company’s senior executives— shall take cognizance of this situation and proceed accordingly.

5.3. Content of Relevant Information
Any Relevant Information disclosed to investors shall be accurate, clear, quantified and complete, and shall not be confusing, misleading or deceptive.

5.4. Confidential Relevant Information
When the Company believes that publication of any non-public Relevant Information may impair corporate interest, it shall immediately request the CNV to suspend the Company’s duty to inform its investors in compliance with the Capital Markets Law No. 26,831, the CNV’s rules and any other applicable legislation.

6. TRANSACTIONS IN OWN SECURITIES

6.1. Applicable rules and regulations
The determination and execution of specific plans for the acquisition or sale of YPF S.A.’s shares shall conform to the provisions of the Capital Markets Law No. 26,831, the CNV Rules, the Argentine Corporations’ Law No. 19,550 and any other amending, supplementary or regulatory provisions on the matter, and any other rules governing the markets where the Company is authorized to make public offerings.

6.2. Notices
YPF’s Investor Relations Management shall issue the pertinent official notices about the Company’s transactions in its own securities, as required by current regulations, and shall keep an adequate control and record of such transactions.

7. MANIPULATION OF SECURITY PRICES

7.1. Prohibition
Subject Persons shall refrain from preparing or conducting practices that distort free pricing, and from those stipulated in Section 117, subsection b) of the Capital Markets Law No. 26,831 and Section 2, Chapter III, Title XII (Transparency in Public Offerings) of CNV’s Rules (as amended in 2013), and any regulatory or superseding provisions thereof.

7.2. Prohibited practices
This term encompasses practices and behaviors aimed at, or allowing for, the manipulation of prices or trading volumes of Marketable Securities, which alter the normal behavior of the supply and demand, and those deceptive practices or acts capable of misleading market participants, in respect of the purchase or sale of any listed Marketable Securities, whether by means of artifices, false or inaccurate statements omitting basic facts or any act, practice or course of action with deceptive and detrimental effects on any person operating in the market.

In particular, and for illustrative purposes only, it shall be forbidden to:

a. Artificially affect price formation, the liquidity, or the trading volume of one or more Marketable Securities. This shall include: a.1) Transactions where, beyond appearances, the transfer of Marketable Securities did not occur; a.2) Transactions performed for the purpose of creating the false appearance of the existence of supply and demand, or of an active market, even when the transfer of Marketable Securities actually occurred.

b. Mislead market players. This shall include: b.1) Any inaccurate or misleading false statement made knowingly, or which should be reasonably considered as such; b.2) Any omission of essential information likely to mislead, by those who are bound to provide such information.

c. Disclose information that is likely to give false or misleading signals in relation to the Marketable Securities, including the dissemination of rumors and false and misleading news.

d. Disseminate opinions about a Marketable Security in which the issuer of the opinion is invested, without adequately and simultaneously informing the public opinion about the conflict of interest created by that investment.

8. CONFLICTS OF INTEREST

8.1. Prior communication
In order to control any potential conflicts of interest, all Subject Persons shall inform the Ethics Committee and/or the Audit Committee (in the case of Board members), before conducting any transaction or carrying out any business, sufficiently in advance to enable the timely implementation of adequate measures, regarding situations that might potentially, and in each specific circumstance, give rise to a conflict of interest with YPF or any subsidiary and/or affiliate, by virtue of such Subject Persons’ activities outside YPF, or those of their relatives or acquaintances, their assets, or for any other reason, and that might compromise their impartial performance.

8.2. Duty of abstention
Subject Persons shall refrain from engaging in situations that might give rise to a conflict between their personal interests —and/or the interest of Related Persons— and YPF’s interests. Subject Persons shall also abstain from engaging in or exerting influence over decisions regarding situations where a personal interest is at stake, whether directly or indirectly; in all cases, Subject Persons shall act with loyalty to YPF.

9. EFFECTIVE TERM

These Regulations shall become effective upon the entry into force of the Code of Ethics and Conduct of YPF S.A., approved by the Board on May 9, 2019. The Regulations shall be periodically reviewed and updated in order to take account of all current legal and regulatory provisions as well as the best practices on the matter.

The Vice-Presidency of Human Resources undertakes to distribute these Regulations among Subject Persons; to this end, each Subject Person shall sign a document whose content will be identical to the form attached hereto as Appendix I.

10. MANDATORY OBSERVANCE

Observance of these Regulations is mandatory for all Subject Persons.

11. BREACH

Failure to comply with the provisions of these Regulations shall be deemed a labor violation or contractual breach (as appropriate), whose seriousness will be determined in the proceedings to be pursued in accordance with current legal provisions.

The foregoing shall be without prejudice to any other penalties for the violation of the Capital Markets Law No. 26,831, the CNV’s Rules and any other applicable provisions, as well as the pertinent civil and/or criminal liability to which the breaching party may be subject.

12. SUPERVISION

The performance of the obligations hereunder shall be supervised by YPF’s Ethics Committee, Audit Committee or Internal Transparency Committee, as applicable.